Exhibit 99.1

November 6, 2020

For immediate release

CALIFORNIA WATER SERVICE GROUP ANNOUNCES

THIRD QUARTER 2020 RESULTS

SAN JOSE, CA – California Water Service Group (NYSE: CWT) (the “Company”) today announced net income of $96.4 million or $1.94 earnings per diluted common share for the third quarter of 2020, compared to a net income of $42.4 million or $0.88 earnings per diluted common share for the third quarter of 2019.

The $54.0 million increase in net income was due to our determination that the October 14, 2020 proposed decision in the California 2018 General Rate Case (GRC) was sufficient evidence to record regulatory assets and associated revenues for interim rate recovery as well as benefits balancing accounts and the decoupling mechanisms. In the third quarter of 2020, the Company recorded revenues of $37.6 million related to interim rate recovery regulatory assets, balancing account net revenue increases of $37.0 million, and customer refunds for 2017 excess deferred federal income taxes (TCJA) of $7.1 million. Included in the amounts above were third quarter interim rate recovery regulatory assets of $18.9 million, balancing account net revenue increases of $11.5 million, and $3.0 million of 2017 TCJA refunds to customers. These increases were partially offset by increases in depreciation and amortization of $2.4 million, employee wages costs of $2.2 million, income taxes of $1.6 million, bad debt expenses of $0.9 million, and outside service costs of $0.7 million.

Additionally, certain factors outside the Company’s immediate control decreased net income $1.2 million, including a $2.6 million reduction in accrued unbilled revenue, partially offset by a $1.2 million increase in unrealized gain on certain benefit plan investments.

The proposed decision for our California GRC is subject to adoption by the California Public Utilities Commission (CPUC), which can occur no earlier than the CPUC’s November 19, 2020 meeting. Both California Water Service Company (Cal Water) and the CPUC's Public Advocates Office have provided feedback on the proposed decision. If adopted as proposed, the decision would approve the settlement reached in October of 2019 by Cal Water and the CPUC’s Public Advocates Office, allow Cal Water to continue its decoupling balancing accounts through 2022, and allow Cal Water to retain its Pension Cost Balancing Account (PCBA) and Health Cost Balancing Account (HCBA).

We determined that the proposed decision for our California GRC provides additional evidence about conditions existing as of September 30, 2020. As of November 6, 2020, we also believe that it is probable that the proposed decision will be adopted by the CPUC without any material variation. Applying accounting standards for regulated operations, we recorded regulatory assets and associated operating revenue resulting from the regulatory mechanisms that were approved in the proposed decision as of September 30, 2020. In the unlikely event that the CPUC does not approve the proposed decision as issued, we will need to adjust our regulatory asset balances and operating revenue in the fourth quarter of 2020. Any such adjustment could result in a material decrease to our operating revenue and net operating income for full-year 2020.

According to President and Chief Executive Officer Martin A. Kropelnicki, the October 14, 2020 proposed decision helps enable the Company to continue to provide safe and reliable water service to customers.

“I’m pleased with the October 14, 2020 proposed decision for our California GRC. It fully supports our goal of providing customers with the highest quality water service and reflects the Commission’s support of our operations during the challenging COVID-19 pandemic health crisis,” he said.

“I’m also pleased with the solid progress we’ve made on our 2020 infrastructure improvement investment program, making improvements totaling $221.3 million during the first nine months of 2020, despite the continuing pandemic. A top priority for the remainder of the year is to continue doing everything we can to keep our employees healthy and take care of our customers during this unprecedented time,” he said.

Additional Financial Results for the Third Quarter of 2020

Total operating revenue increased $71.6 million to $304.1 million in the third quarter of 2020 compared to $232.5 million in the third quarter of 2019. The increase in the third quarter of 2020 was due to the October 14, 2020 California GRC proposed decision, which allowed the Company to record in the third quarter of 2020 the net operating revenue increases for the first nine months of 2020 that had not previously been recorded while resolution of the California GRC was pending.

Total operating expenses increased $17.0 million, or 9.4%, to $198.0 million in the third quarter of 2020 compared to $181.0 million in the third quarter of 2019.

Water production expenses increased $4.7 million, or 5.9%, to $85.3 million in the third quarter of 2020 compared to $80.6 million in the third quarter of 2019, primarily due to increased rates from our purchased water wholesalers, changes in water production mix, and an increase in customer usage.

Administrative and general and other operations expenses increased $7.7 million to $59.0 million in the third quarter of 2020 compared to $51.3 million in the third quarter of 2019. The increase was due to a $5.4 million cost increase associated with the recording of previously deferred water revenue adjustment mechanism (WRAM) revenue, a $2.2 million increase in employee wages, a $1.3 million increase in employee retirement pension benefit costs, a $0.9 million increase in bad debt expense, and a $0.7 million increase in outside service costs which were partially offset by decreases of $2.0 million in water conservation program costs and $0.5 million in travel costs.

Depreciation and amortization expense increased $2.4 million, to $24.7 million, in the third quarter of 2020, as compared to $22.3 million in the third quarter of 2019, due to an increase in utility plant investment in 2019.

Income taxes increased $1.6 million due to an increase in pre-tax income from operations which was partially offset by a $7.1 million TCJA refund to customers authorized in the California GRC proposed decision. The Company’s estimated combined effective income tax rate for 2020 is 11.6 percent.

Other income and expense, net of income tax benefits, increased $0.7 million in 2020, mostly due to a $1.2 million increase in unrealized gain on certain benefit plan investments and a $0.8 million decrease in other components of net periodic benefit costs which was partially offset by a $0.9 million decrease in allowance for funds used during construction.

Year-to-Date Results

For the nine-month period ended September 30, 2020, the Company had a net income of $81.3 million or $1.66 income per diluted common share, compared to net income of $51.8 million or $1.08 earnings per diluted common share for the nine-month period ended September 30, 2019.

The $29.5 million increase in net income was due to our determination that the October 14, 2020 proposed decision in the California 2018 GRC allowed us to record regulatory assets and associated revenues for interim rate recovery. In the third quarter of 2020, the Company recorded revenues of $37.6 million related to interim rate recovery regulatory assets and customer refunds for 2017 excess deferred federal income taxes of $7.1 million. These increases were partially offset by increases in depreciation and amortization of $6.8 million, employee wages costs of $1.8 million, maintenance expense of $1.7 million, bad debt expenses of $1.6 million, and outside service costs of $1.1 million.

Additionally, certain factors outside the Company’s immediate control decreased net income $0.5 million, including a $2.8 million decrease in unrealized gain on certain benefit plan investments, partially offset by a $2.2 million increase in accrued unbilled revenue.

Regulatory Update

On October 14, 2020, an administrative law judge (ALJ) with the CPUC issued a proposed decision for Cal Water's 2018 GRC filing. The proposed decision is subject to adoption by the CPUC, which can occur no earlier than the CPUC’s November 19, 2020 meeting. If adopted as proposed, the decision would approve the settlement reached in October of 2019 by Cal Water and the CPUC’s Public Advocates Office, allow Cal Water to continue its decoupling balancing accounts through 2022, and allow Cal Water to retain its PCBA and HCBA. Under this proposed decision, Cal Water would be authorized to invest $828.0 million in its districts throughout California through 2021. This includes $148.0 million of water system infrastructure upgrades that would be recovered via the CPUC’s advice letter procedure once those projects are completed.

Water System Improvements

Company-funded and developer-funded capital investments during the first nine months of 2020 were $221.3 million, an increase of $26.4 million, or 13.5%, compared to $194.9 million during the first nine months of 2019.

Liquidity Outlook

Our liquidity remains strong. We maintained $113.3 million of cash as of September 30, 2020 and have additional borrowing capacity of more than $170.0 million, subject to meeting the borrowing conditions on the Company’s lines of credit facilities. On November 5, 2020, the CPUC approved Cal Water’s request for an additional $700.0 million of authorization for debt and equity financing, in addition to the $170.0 million of borrowing capacity discussed above, to fund its capital improvement program through 2025. In addition, we will continue our 2020 infrastructure improvement investment program, estimated between $260.0 and $290.0 million. At our Board of Directors meeting on October 28, 2020, the Board declared a cash dividend of $0.2125 per share of common stock.

WRAM Receivable

The under-collected net receivable balance in the WRAM and modified cost balancing account (MCBA) was $72.7 million as of September 30, 2020, an increase of 16.1%, or $10.1 million, from the balance of $62.6 million as of December 31, 2019.

Other Information

All stockholders and interested investors are invited to listen to the 2020 third quarter conference call on November 6, 2020 at 8:00 a.m. PT (11:00 a.m. ET) by dialing 1-833-832-5130 or 1-509-844-0151 and keying in ID #3858077. Please dial in at least 15 minutes in advance of the call to ensure a timely connection. A replay of the call will be available from 11:00 a.m. PT (2:00 p.m. ET) on November 6, 2020 through February 5, 2021, at 1-855-859-2056 or 1-404-537-3406, ID #3858077. The replay will also be available under the investor relations tab at www.calwatergroup.com. Prior to the call, Cal Water will post a slide presentation on its website. The presentation can be found at www.calwatergroup.com/docs/q32020slides.pdf after 6:00 a.m. PT. The call will be hosted by President and Chief Executive Officer Martin A. Kropelnicki, Vice President and Chief Financial Officer Thomas F. Smegal III, Vice President of Corporate Development and Chief Regulatory Officer Paul G, Townsley, and Vice President and Corporate Controller David B. Healey.

California Water Service Group is the parent company of California Water Service, Washington Water Service, New Mexico Water Service, Hawaii Water Service, Inc., CWS Utility Services, and HWS Utility Services LLC. Together, these companies provide regulated and non-regulated water service to nearly 2 million people in California, Washington, New Mexico, and Hawaii. California Water Service Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.” Additional information is available online at www.calwatergroup.com.

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 ("Act"). The forward-looking statements are intended to qualify under provisions of the federal securities laws for "safe harbor" treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management's judgment about the Company, the water utility industry and general economic conditions. Such words as would, expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include, but are not limited to: any failure by the CPUC to adopt the proposed decision as proposed; governmental and regulatory commissions' decisions; natural disasters or calamities, epidemics, pandemics or disease outbreaks (including COVID-19) or any escalation or worsening of, or economic effects of, the foregoing, including as a result of our suspension of collection activity; consequences of eminent domain actions relating to our water systems; changes in regulatory commissions' policies and procedures; the outcome and timeliness of regulatory commissions' actions concerning rate relief and other matters, including with respect to the GRC; inability to renew leases to operate city water systems on beneficial terms; changes in California State Water Resources Control Board water quality standards; changes in environmental compliance and water quality requirements; electric power interruptions; changes in customer water use patterns and the effects of conservation; our ability to complete, successfully integrate and achieve anticipated benefits from announced acquisitions; the impact of weather and climate on water availability, water sales and operating results; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; labor relations matters as we negotiate with the unions; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC). The Company assumes no obligation to provide public updates of forward-looking statements.

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Contact

Tom Smegal

(408) 367-8200 (analysts)

Shannon Dean

(408) 367-8243 (media)

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited

(In thousands, except per share data)	September 30	December 31
	2020	2019
ASSETS
Utility plant:
Utility plant	$3,835,194	$3,550,485
Less accumulated depreciation and amortization	(1,238,880)	(1,144,115)
Net utility plant	2,596,314	2,406,370
Current assets:
Cash and cash equivalents	113,312	42,653
Receivables:
Customers, net	53,397	32,058
Regulatory balancing accounts	54,415	38,225
Other, net	15,056	14,187
Unbilled revenue, net	46,247	34,879
Materials and supplies at weighted average cost	8,611	7,745
Taxes, prepaid expenses, and other assets	14,726	14,965
Total current assets	305,764	184,712
Other assets:
Regulatory assets	484,435	433,322
Goodwill	30,349	2,615
Other assets	89,572	84,289
Total other assets	604,356	520,226
TOTAL ASSETS	$3,506,434	$3,111,308
CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $.01 par value; 68,000 shares authorized, 49,840 and 48,532 outstanding in 2020 and 2019, respectively	$498	$485
Additional paid-in capital	422,391	362,275
Retained earnings	467,303	417,146
Total common stockholders' equity	890,192	779,906
Long-term debt, net	785,055	786,754
Total capitalization	1,675,247	1,566,660
Current liabilities:
Current maturities of long-term debt, net	21,883	21,868
Short-term borrowings	375,100	175,100
Accounts payable	127,158	108,463
Regulatory balancing accounts	11,003	4,462
Accrued interest	14,233	5,810
Accrued expenses and other liabilities	54,446	43,018
Total current liabilities	603,823	358,721
Deferred income taxes, net	245,456	222,590
Pension and postretirement benefits other than pensions	261,081	258,907
Regulatory liabilities and other	257,054	271,831
Advances for construction	196,853	191,062
Contributions in aid of construction	266,920	241,537
Commitments and contingencies
TOTAL CAPITALIZATION AND LIABILITIES	$3,506,434	$3,111,308

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Unaudited
(In thousands, except per share data)

For the Three Months ended:
	September 30,	September 30,
	2020	2019
Operating revenue	$304,108	$232,537
Operating expenses:
Operations:
Water production costs	85,344	80,568
Administrative and General	29,208	26,779
Other operations	29,746	24,550
Maintenance	7,129	7,065
Depreciation and amortization	24,699	22,273
Income taxes	13,804	12,194
Property and other taxes	8,116	7,541
Total operating expenses	198,046	180,970
Net operating income	106,062	51,567
Other income and expenses:
Non-regulated revenue	3,934	4,118
Non-regulated expenses	(2,865)	(4,351)
Other components of net periodic benefit cost	(1,008)	(1,857)
Allowance for equity funds used during construction	973	1,868
Income tax (expense) benefit on other income and expenses	(245)	330
Net other income	789	108
Interest expense:
Interest Expense	11,162	10,279
Allowance for borrowed funds used during construction	(671)	(1,028)
Net interest expense	10,491	9,251
Net Income	$96,360	$42,424
Earnings per share
Basic	$1.94	$0.88
Diluted	$1.94	$0.88
Weighted average shares outstanding
Basic	49,576	48,141
Diluted	49,576	48,141
Dividends per share of common stock	$0.2125	$0.1975

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Unaudited
(In thousands, except per share data)

For the Nine Months ended:
	September 30,	September 30,
	2020	2019
Operating revenue	$605,155	$537,679
Operating expenses:
Operations:
Water production costs	210,462	190,795
Administrative and General	85,827	81,310
Other operations	69,618	64,913
Maintenance	20,924	19,212
Depreciation and amortization	73,733	66,967
Income taxes	10,489	13,524
Property and other taxes	22,470	21,902
Total operating expenses	493,523	458,623
Net operating income	111,632	79,056
Other income and expenses:
Non-regulated revenue	11,969	14,149
Non-regulated expenses	(11,811)	(10,470)
Other components of net periodic benefit cost	(3,770)	(4,308)
Allowance for equity funds used during construction	4,292	5,087
Income tax expense on other income and expenses	(152)	(985)
Net other income	528	3,473
Interest expense:
Interest Expense	33,573	33,532
Allowance for borrowed funds used during construction	(2,747)	(2,783)
Net interest expense	30,826	30,749
Net income	$81,334	$51,780
Earnings per share
Basic	$1.66	$1.08
Diluted	$1.66	$1.08
Weighted average shares outstanding
Basic	49,034	48,121
Diluted	49,034	48,121
Dividends per share of common stock	$0.6375	$0.5925